Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of I.D. Systems, Inc. on Form S-8 (Nos. 333-87973, 333-134142, 333-134138, 333-144709, 333-185084, 333-185085, and 333-206080) and on Form S-3 (Nos. 333-217968, 333-116144 and 333-187644) of our report dated March 30, 2018, on our audits of the consolidated financial statements and financial statement schedule as of December 31, 2017 and 2016, and for each of the years in the three-year period ended December 31, 2017, which report is included in this Annual Report on Form 10-K.

/s/ EisnerAmper LLP

Iselin, New Jersey
March 30, 2018